Exhibit 99.1

F & M Bank Corp. Announces

DIVIDEND INCREASE, RECORD QUARTERLY AND YEAR TO DATE EARNINGS

TIMBERVILLE, VA—October 22, 2015—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the third quarter and it’s recently declared third quarter dividend.

Selected Financial Highlights:	2015		2014
	Q3	YTD	Q3	YTD
Net Income (000's)	$2,189	$6,236	$1,569	$4,236
Net Income available to Common	$2,062	$5,854	$1,569	$4,236
Earnings per share	0.63	1.78	0.47	1.38
Net Interest Margin	4.41%	4.45%	4.36%	4.29%
Allowance for loan losses	1.64%	1.64%	1.70%	1.70%
Provision for loan losses (000's)	$-	$300	$750	$2,250
Non-Performing Loans (000's)	$6,386	$6,386	$7,053	$7,053
Equity to Assets	12.47%	12.47%	11.59%	11.59%
Efficiency Ratio	57.05%	58.97%	56.14%	57.78%

Dean Withers, President and CEO, commented “Our third quarter earnings for 2015 totaled $2.19 million, which is an increase of over 39.5% compared to 2014. We continue to achieve record quarterly earnings on the strength of our net interest margin and efficiency ratio.” Withers continued, “Loans held for investment increased 6.6% or $33.5 million in the past twelve months. Loans held for sale increased $39.4 million compared to the same period in 2014, fueled by lower secondary market interest rates and an improving real estate market.”

Withers stated, “The decrease in our non-performing loans and the sharp decline in charge offs has enabled us to reduce our provision for loan losses, while maintaining a healthy allowance for loan losses of 1.64%. We continue to experience improvement in our criticized asset ratio which further supports the reduced provision.” Withers continued, “On October 20, 2015, our Board of Directors declared a third quarter dividend of $0.19 per share. Based on our most recent trade price of $24.00 per share, this dividend constitutes a 3.16% yield on an annualized basis. The dividend will be paid on November 16, 2015, to shareholders of record as of November 4, 2015.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s ten banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:                      F & M Bank Corp.
CONTACT:                  Neil Hayslett, EVP/Chief Administrative Officer, 540-896-8941 or NHayslett@FMBankVA.com

F & M Bank Corp. Financial Highlights
	For Nine Months Ended September 30
INCOME STATEMENT	Unaudited 2015	Unaudited 2014
Interest and Dividend Income	$21,834,518	$19,838,232
Interest Expense	2,105,120	2,776,643
Net Interest Income	19,729,398	17,061,589
Non-Interest Income	2,880,037	2,705,229
Provision for Loan Losses	300,000	2,250,000
Other Non-Interest Expenses	13,371,621	11,462,755
Income Before Income Taxes	8,937,814	6,054,063
Provision For Income Taxes	2,586,293	1,844,035
Less Minority Interest income	115,397	26,300
Net Income	$6,236,124	$4,236,328
Dividend on preferred stock	382,500	-
Net Income available to common shareholders	$5,853,624	$4,236,328
Average Common Shares Outstanding	3,292,709	3,061,432
Net Income Per Common Share	1.78	1.38
Dividends Declared	.54	.51

BALANCE SHEET	Unaudited September 30, 2015	Unaudited September 30, 2014
Cash and Due From Banks	$6,420,254	$6,155,742
Interest Bearing Bank Deposits	489,849	1,038,662
Federal Funds Sold	-	16,165,000
Loans Held for Sale	55,481,773	16,131,118
Loans Held for Investment	540,414,615	506,845,616
Less Allowance for Loan Losses	(8,869,905)	(8,601,293)
Net Loans Held for Investment	531,544,710	498,244,323
Securities	24,143,104	19,298,256
Other Assets	38,021,163	37,539,741
Total Assets	$656,100,853	$594,572,842

Deposits	$483,816,907	$487,640,625
Short Term Debt	38,239,340	3,783,809
Long Term Debt	38,892,857	15,000,000
Subordinated Debt	-	10,191,000
Other Liabilities	13,313,770	9,043,174
Total Liabilities	574,262,874	525,658,608
Stockholders’ Equity	81,837,979	68,914,234
Total Liabilities and Stockholders’ Equity	$656,100,853	$594,572,842
Book Value Per Common Share	$22.05	$20.94

SOURCE:                      F & M Bank Corp.
CONTACT:                  Neil Hayslett, EVP/Chief Administrative Officer, 540-896-8941 or NHayslett@FMBankVA.com